TWIN MINING CORPORATION

Suite 1250

155 University Avenue

Toronto, Ontario

M5H 3B7

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of shareholders of Twin Mining Corporation (hereinafter called the “Company") will be held at The Hilton Toronto Hotel, 145 Richmond Street West, Toronto, Ontario, M5H 2L2, on Thursday, March 20, 2003 at the hour of 11:00 a.m. (Toronto time) for the following purposes:

1.

to receive and consider the report of the directors to the shareholders and the consolidated financial statements of the Company together with the auditor's report thereon for the year ended December 31, 2002;

2.

to elect directors of the Company for the ensuing year;

3.

to appoint the auditor of the Company for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditor;

4.

to consider and, if thought fit, to approve the issuance by the Company of up to 80,079,344 common shares of the Company by way of one or more private placements during the period of one year following shareholder approval;

5.

to consider and, if thought fit, to approve an amendment to the stock option plan of the Company (the “Plan”) to reserve an additional 1,500,000 common shares of the Company for issuance under the Plan; and

6.

to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying management information circular of the Company dated February 5, 2003 provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice.

Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the accompanying form of proxy in the enclosed return envelope. All instructions appointing proxies to be used at the Meeting or at any adjournment thereof must be deposited with Equity Transfer Services Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario M5H 4C3 not later than 5:00 p.m. (EST) on the last business day preceding the date of the Meeting or any adjournment thereof or with the chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof.

DATED at Toronto, Ontario this 5th day of February, 2003.

By Order of the Board of Directors

/s/ Hermann Derbuch

Hermann Derbuch
Chairman, President and
Chief Executive Officer

TWIN MINING CORPORATION

Suite 1250 – 155 University Avenue

Toronto, Ontario M5H 3B7

MANAGEMENT INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This management information circular (“Information Circular”) is furnished in connection with the solicitation of proxies by the management and the directors of Twin Mining Corporation (the “Company”) for use at the annual and special meeting of the shareholders of the Company (the “Meeting”) to be held at the Toronto Hilton Hotel, 145 Richmond Street West, Toronto, Ontario, at 11:00 a.m. (Toronto time) on Thursday, March 20, 2003 and at all adjournments thereof. The solicitation of proxies will be made primarily by mail and may be supplemented by telephone or other personal contact by the directors, officers and employees of the Company. Directors, officers and employees of the Company will not receive any extra compensation for such activities. The Company may pay brokers or other persons holding common shares of the Company (“Common Shares”) in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and this Information Circular to beneficial owners of Common Shares and obtaining proxies therefrom. The cost of the solicitation will be borne by the Company.

No person is authorized to give any information or to make any representation other than those contained in this Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the form of proxy accompanying this Information Circular are directors or officers of the Company. A shareholder of the Company has the right to appoint a person (who need not be a shareholder), other than the persons whose names appear in such form of proxy, to attend and act for and on behalf of such shareholder at the Meeting and at any adjournment thereof. Such right may be exercised by either inserting the name of the person to be appointed in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to Equity Transfer Services Inc. for use at the Meeting in the manner specified in the Notice of Meeting.

A shareholder of the Company who has given a proxy may revoke the proxy at any time prior to use by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof properly authorized, and delivered either to the registered office of the Company, Suite 1250, 155 University Avenue, Toronto, Ontario, M5H 3B7, or with Equity Transfer Services Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario M5H 4C3, not later than 5:00 p.m. (Toronto time) on the last business day preceding the day of the Meeting, or any adjournments thereof,  at which the proxy is to be used, or with the chairman on the day of the Meeting and prior to the commencement thereof or any adjournment thereof, or in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXIES

The common shares of the Company (“Common Shares”) represented by an appropriate form of proxy will be voted on any ballot that may be conducted at the Meeting in accordance with the instructions contained therein. In the absence of instruction, such Common Shares will be voted for: (i) “For” the election of directors named in this Information Circular, (ii) “For” the appointment of PricewaterhouseCoopers LLP as auditor and authorizing the directors to fix the remuneration of the auditor, (iii) “For” the resolution confirming the issuance of up to 80,079,344 Common Shares by way of one or more private placements during the one year period following shareholder approval, and (iv) “For” the resolution approving the amendment to the stock option plan of the Company (the “Stock Option Plan”), all as more particularly described herein.

The enclosed form of proxy confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly come before the Meeting or any adjournment thereof. At the time of the printing of this Information Circular, the management of the Company knows of no such amendments or variations or other matters to be brought before the Meeting. However, if any other matters, which are not now known to the management of the Company, should properly be brought before the Meeting or any adjournment thereof, the proxy will be voted on such matters in accordance with the judgment of the person named as proxy therein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Company consists of an unlimited number of Common Shares, an unlimited number of first preference shares issuable in series and an unlimited number of second preference shares issuable in series, of which, as of the date of this Information Circular, there are 80,079,344 Common Shares outstanding. Each Common Share entitles the holder of record thereof to one vote per Common Share at all meetings of the shareholders of the Company.

The directors of the Company have fixed February 7, 2003 as the record date for the determination of shareholders of the Company entitled to receive notice of the Meeting. Shareholders of record at the close of business on February 7, 2003, will be entitled to vote at the Meeting and at all adjournments thereof except to the extent that a shareholder has transferred any Common Shares after the record date and the transferee of such Common Shares produces a properly endorsed share certificate or otherwise establishes that the transferee owns the Common Shares and requests, not later than ten days before the Meeting, that his, her or its name be included in the list of the shareholders of the Company entitled to vote at the Meeting, in which case the transferee will be entitled to vote such Common Shares at the Meeting and at all adjournments thereof.

Except for Common Shares held of record by certain securities depositories, the beneficial ownership of which is not known to the Company, to the knowledge of the directors and senior officers of the Company, no persons or companies own beneficially, directly or indirectly, ten per cent or more of the outstanding Common Shares of the Company.

VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting.  However, in many cases, Common Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either:

(i)

in the name of an intermediary (an “Intermediary”) (which may include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans) that the Non-Registered Holder deals with in respect of the Common Shares; or

(ii)

in the name of a clearing agency (such as the Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101, the Company has distributed copies of the Information Circular and the accompanying Notice of Meeting together with the form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Frequently, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived their right to receive Meeting Materials will either:

(i)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is not otherwise completed.  Since the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified above under “Appointment and Revocation of Proxies”; or

(ii)

more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company in accordance with the directions accompanying the voting instruction form.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own.  A Non-Registered Holder who wishes to attend and vote at the Meeting in person (or to have another person attend and vote on behalf of the Non-Registered Holder) should print the Non-Registered Holder’s (or such other person’s) name in the blank space provided for that purpose in the first paragraph of the proxy form or, in the case of a voting instruction form, follow the corresponding instructions on that form.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary and its service company, as applicable.

STATEMENT OF EXECUTIVE COMPENSATION

During the year ended December 31, 2002, the Company had one “Named Executive Officer” as that term is defined for purposes of the Securities Act (Ontario) and the regulation thereunder, being Hermann Derbuch, the Company’s Chairman, President and Chief Executive Officer. The following table sets out all information concerning the annual and long term compensation for services rendered to the Company and its subsidiaries for the three most recently completed financial years in respect of the Named Executive Officer.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($) (2)	Securities Under Options Granted (#)	Restricted Shares or Restricted Share Units (#)	LTIP Payouts ($)	All Other Compen- Sation ($)
Hermann Derbuch Chairman, President and Chief Executive Officer	2002 2001 2000	240,000 240,000 (1) 240,000	- - -	10,000 (3) 46,000 (3) 10,000 (3)	700,000 - 1,000,000	- - -	- - -	- - -

(1)

Due to the salary deferral arrangements in 1999 and 1998, Mr. Derbuch, who was owed $140,000 as of December 31, 1999 was paid $390,000 in 2000. Please see section “Termination of Employment, Change in Responsibilities and Employment Contract” below.

(2)

Except as noted, the value of the perquisites and benefits does not exceed the lesser of $50,000 and 10% of the annual salary and bonus of the Named Executive Officer.

(3)

$10,000 represents a car allowance. $36,000 represents the difference between the market value of the Common Shares issued on the exercise of stock options and the amount paid for the Common Shares.

The following table sets out information concerning stock options granted under the Company’s Stock Option Plan during the financial year ended December 31, 2002, to the Named Executive Officer:

Option Granted During the Most Recently Completed Financial Year

Name	Securities Under Options Granted (#)	% of Total Options Granted in Fiscal Year	Exercise or Base Price ($/Security) (1)	Market Value of Securities Underlying Options on Date of Grant ($/Security)	Expiration Date
Hermann Derbuch	700,000	51.9%	250,000 - $0.60 250,000 - $0.63 200,000 - $0.51	$0.60 (1) $0.63 (1) $0.51 (1)	January 27, 2007 February 12, 2007 May 17, 2007

(1)

Based on the closing price of the Common Shares on the Toronto Stock Exchange on the day prior to grant.

The following table sets out information concerning all exercises of options during the financial year of the Company ended December 31, 2002 by the Named Executive Officer and the value of unexercised options on an aggregated basis.

Aggregate Option Exercises During the Most Recently

Completed Financial Year
and Financial Year End Options Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (1) ($)	Unexercised Options at December 31, 2002 (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options (2) at December 31, 2002 ($) Exercisable / Unexercisable
Hermann Derbuch	-	-	1,850,000 / -	3,000 / -

(1)

Aggregate Value Realized is the difference between the market price of the Common Shares on the date of exercise and the option exercise price multiplied by the number of Common Shares acquired.

(2)

Value of unexercised options is the difference between the market price of the Common Shares on December 31, 2002 ($0.37) and the option exercise price, multiplied by the number of Common Shares under option.

Termination of Employment, Change in Responsibilities and Employment Contract

Under the terms of an employment contract dated December 1, 1996 between the Company, Voisey Bay and Hermann Derbuch, the Company agreed to employ Mr. Derbuch as the Chairman, President and Chief Executive Officer of the Company and Voisey Bay Resources Inc. (“Voisey Bay”). On April 3, 1997, Voisey Bay became a wholly owned subsidiary of the Company pursuant to an arrangement of Voisey Bay under the Company Act (British Columbia).  Under the terms of the employment contract, Mr. Derbuch is paid an annual salary of $240,000, receives a  $10,000 annual car allowance, is eligible to receive a performance bonus to be determined by the Company and was initially granted stock options to acquire 700,000 Common Shares. Mr. Derbuch is also entitled to 30 days paid annual vacation. In the event of a termination of employment, a change in control of the Company or a change in employment responsibilities of Hermann Derbuch, as the Chairman, President and Chief Executive Officer of the Company, Mr. Derbuch will be entitled to a payment equal to three times the value of his annual salary and bonus in the previous year. Mr. Derbuch’s employment contract is not limited in time. Mr. Derbuch’s employment contract was modified by agreement on November 4, 1998 whereby one-half of his monthly salary entitlement was deferred until March 31, 1999, which deferral was voluntarily extended until November 30, 1999. In consideration for the foregoing, Mr. Derbuch was granted stock options on 100,000 shares at an exercise price of $0.25 per share for a period of three years, terminating October 29, 2001. On October 29, 2001, Mr. Derbuch exercised the stock options. The closing price of the Common Shares on that day was $0.40.

Compensation of Directors

Other than by grants of stock options, the directors were not compensated for services rendered as directors or for committee participation, involvement in special assignments or for services as consultants or experts during 2002.

The Company granted stock options, pursuant to the Company’s Stock Option Plan, to certain of its directors who are not Named Executive Officers. On January 21, 2002, James K. Gray was granted options to purchase 150,000 Common Shares at a price of $0.60 per Common Share. As of the date hereof, none of these options have been exercised.

Composition of the Compensation Committee

During 2002, the entire Board of Directors of the Company, being Hermann Derbuch, James Gray, Gerard Munera, Robert Pendreigh and Alfred Powis, acted as the Company’s Compensation Committee. Mr. Derbuch is the Chairman, President and Chief Executive Officer of the Company.

Report of Executive Compensation

The Company applies a consistent compensation philosophy to all employees, including its executive officers. This philosophy is premised on the belief that the Company’s performance is the result of coordinated efforts directed toward common objectives. The Company recognizes the need to attract and retain a stable and focused leadership with the capability to effectively coordinate the operations, finances and assets of the Company in order to maximize shareholder return.

The Board of Directors identifies as the Company’s peer group junior and mid-size public Canadian companies in the mining industry.  With that in mind, the Company’s executive compensation program has two primary components, base salary and long term incentives in the form of grants of stock options.  In addition, the Chairman, President and Chief Executive Officer of the Company is eligible to receive a bonus component at the discretion of the Board of Directors. Salaries are reviewed on an annual basis. In recognition of the stage of the Company’s development and the financial limitations arising therefrom, the salary of Hermann Derbuch, the Chairman, President and Chief Executive Officer of the Company, has remained unchanged since his appointment to those offices in December 1996. In recognition of the salary freeze, stock options granted to acquire 700,000 Common Shares pursuant to Mr. Derbuch’s employment contract, and which had expired at various dates in 2001 and 2002, were reissued in 2002 (as shown in table on top of page 4). In recognition of the cash flow restrictions then facing the Company, Mr. Derbuch agreed to defer a portion of his salary in 1998 and 1999, which deferred amounts were paid to Mr. Derbuch by the Company during 2000.

The Company’s Stock Option Plan is designed to attract, retain and motivate officers, employees and directors of the Company and its subsidiaries and certain other persons providing services to the Company and to more closely align the interests of such individuals with those of shareholders of the Company by providing such individuals with an opportunity to acquire a proprietary interest in the Company through the exercise of options.  Options are granted at the discretion of the Board at an exercise price of not less than the prevailing market price of the Company’s Common Shares at the time of grant and for a term of exercise not exceeding five years.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return of the Common Shares of the Company for the period from December 31, 1997 to December 31, 2002 with the cumulative total return of the S&P/TSX Composite Total Return Index for the same period(1).

	1997	1998	1999	2000	2001	2002
Company Close	$0.21	$0.16	$0.335	$0.40	$0.40	$0.37
Company Value	100	76.2	159.5	190.4	190.4	176.2
TSX Total Return	13,868.54	13,648.84	17,977.46	19,309.36	16,881.75	14,782.01
TSX Total Value	100	98.4	129.6	139.2	121.7	106.59

(1)

Assumes $100 invested in Common Shares of the Company on December 31, 1997 and in the S&P/TSX Composite Total Return Index, which assumes dividend reinvestment.

Indebtedness of Directors and Officers

During the year ended December 31, 2002, no director or officer of the Company was indebted to the Company or any of its subsidiaries, nor did the Company or any of its subsidiaries guarantee the indebtedness of any director or officer.

Directors and Officers Liability Insurance

The Company purchases and maintains directors’ and officers’ liability insurance. The aggregate amount of insurance coverage in any one policy period is $5,000,000 and provides for varying deductible amounts depending on the nature of the claim, ranging between $5,000 and $150,000. The annual premium for the period from August 1, 2002 to August 1, 2003 was $45,500.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and management of the Company believe that effective corporate governance is important to the prudent direction and operation of the Company and are committed to instituting and monitoring such policies, procedures, practices and structures as are necessary to ensure effective corporate governance so as to best serve the interests of all shareholders.

The Toronto Stock Exchange requires each listed company to disclose its practices relating to corporate governance, as such relate to the governance guidelines published by the Exchange.  The corporate governance practices of the Company are outlined below under headings which reference the guidelines adopted by the Toronto Stock Exchange.

Mandate of the Board of Directors

The Board of Directors of the Company is responsible for the overall stewardship of the Company and as such, supervises the management of the business and affairs of the Company.  In furtherance of this responsibility, the Board has assumed responsibility for the following matters:

(a)

the adoption of a strategic planning process for the Company which establishes the Company’s long-term goals and strategies.  The Board annually assists management in developing a strategic plan and continuously monitors the success of the Company’s management in achieving those goals and implementing those strategies;

(b)

the identification of the principal risks of the Company’s business and ensuring that there are systems in place to effectively monitor and manage such risks with a view to the long-term success of the Company.  The Board works with management of the Company to achieve a proper balance between the risks incurred and the potential return to the Company’s shareholders;

(c)

succession planning, including the appointment, training and monitoring of senior management.  The full Board monitors the performance of senior management.  Ad hoc committees of the Board are struck from time to time to consider the requirements for additional members of senior management, to assist in the search and evaluation of candidates and to report to the full Board, which has the authority to approve the appointment of members of senior management;

(d)

the establishment of a communications policy to ensure that the Company effectively communicates with its shareholders, other stakeholders and the public.  The full Board reviews and approves the Company’s annual and quarterly financial statements and management’s discussion and analysis thereof.  The Audit Committee of the Board reviews the annual financial statements and delivers a report thereon to the full Board.  Under the supervision of the Board, various members of the Company’s senior management team are charged with the responsibility of complying with the regulatory disclosure obligations of the Company and dealing on an ongoing basis with inquiries from shareholders and other interested parties; and

(e)

the maintenance of the Company’s internal control and information systems.  The integrity of these systems are primarily the responsibility of management, with oversight by the Audit Committee.

Composition of the Board Of Directors

Four of the five members of the Board of Directors of the Company (being Messrs. Gray, Munera, Pendreigh and Powis) are “unrelated directors”.  An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholdings.  Hermann Derbuch, the Chairman, Chief Executive Officer and President of the Company, is the sole “related director”.

The Company currently does not have any “significant shareholders” and consequently no special procedures are in place to address issues applicable to minority shareholders.

Appointment of Nominating Committee and Mandate

The Board of Directors of the Company has not appointed a committee of directors to be responsible for proposing to the Board new nominees for directors or for assessing directors of the Company on an ongoing basis.  The Board does not consider that a nominating committee is currently necessary given the stage of development of the Company, the small size of the Board, the low turnover of Board membership and given that four of the Company’s five directors are independent of management and otherwise unrelated to the Company.

Orientation and Education

The Company has not adopted a formal orientation and education program for new directors.  While the Board believes that adoption of a formal program is not presently warranted given the size of the Company, the nature of its business and the low turnover in Board membership, all new directors are provided with background information on the Company and are provided with the opportunity to attend the Company’s properties and to meet with senior management and with other directors to discuss the Company’s affairs.

Determination of Number of Directors

The Board of Directors of the Company considers the current number of directors to be appropriate given the size of the Company and its stage of development, the nature of its business and the respective skills and experience of its members.  The Board does not contemplate implementing a program to reduce the number of directors in the foreseeable future.

Compensation of Directors

In recognition of the Company’s stage of development, directors of the Company currently receive no cash remuneration.  Members of the Board of Directors are eligible to participate in the Company’s stock option plan, pursuant to which options may be granted to purchase Common Shares for a maximum of five years at an exercise price at or above the market price of the Company’s Common Shares at the date of grant.  Currently, directors of the Company (other than Hermann Derbuch, the Chief Executive Officer and President of the Corporation) hold, in aggregate, options to purchase 1,150,000 Common Shares, representing approximately 1.4% of the number of outstanding Common Shares.  Mr. Derbuch currently holds options to purchase 1,850,000 Common Shares, representing approximately 2.3% of the number of outstanding Common Shares.

Committees of Directors

Currently, the only committee of the Board of Directors of the Company is the Audit Committee.  In November 2002, Robert Pendreigh replaced Hermann Derbuch on this committee, such that the Audit Committee is now composed entirely of unrelated directors, being Robert Pendreigh, James Gray and Alfred Powis.

The mandate of the Audit Committee is to: (i) ensure that at all times there are direct communication channels between the Audit Committee and the Company’s auditor; (ii) periodically review and report to the Board of Directors whether management of the Company has designed and implemented an effective internal control system; and (iii) review and report to the Board of Directors on all audited financial statements prepared by the Company.

The Audit Committee meets annually with the Company’s auditor in the absence of members of management.  The Toronto Stock Exchange recommends that all members of audit committees be “financially literate” (i.e. have the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes thereto) and that at least one member should have “accounting or related financial experience” (i.e. have the ability to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with Canadian generally accepted accounting principles).  All members of the Audit Committee are financially literate and in the view of the Board, Mr. Powis possesses accounting or related financial experience.

Approach to Corporate Governance Issues

As part of their general duty to supervise the management of the business and the affairs of the Company, the Board of Directors of the Company as a whole have assumed responsibility for developing the Company’s approach to corporate governance matters, including the review and implementation of the corporate governance policies of the Company.  The Board has approved this Statement of Corporate Governance Practices.

Management’s Responsibilities and Board Approval

The Board of Directors has not developed formal position descriptions for the Chief Executive Officer of the Company or for the Board itself.  Hermann Derbuch, the Chairman, Chief Executive Officer and President of the Company, is responsible for the day-to-day operations of the Company, and undertakes a significant role in the long range planning and corporate finance activities of the Company. Guidance and assistance is provided to management collectively by the full Board and by individual members of the Board.  During 2002, the Board met nine times.  The attendance rate of Board members at the meetings was 87%.

All significant business activities proposed to be undertaken by the Company are subject to the approval of the Board of Directors.  Major capital expenditures, acquisitions, divestitures, financing transactions, contracts with significant financial commitments and other material transactions, as well as the appointment of officers, stock option grants, financial statements and proxy materials are all subject to the approval of the Board.

Board Independence from Management

Four of the Company’s five directors are unrelated directors.  Mr. Derbuch, who is the Chairman and Chief Executive Officer of the Company is primarily responsible for setting the agenda for meetings of the Board of Directors.  However, all members of the Board are able to submit particular matters for inclusion on the agenda at Board meetings.  The current members of the Board possess extensive experience in the management and operation of public companies and it is the view of the Board that the fact that Mr. Derbuch occupies the offices of Chairman and Chief Executive Officer does not impair the ability of the Board to act independently of management.

Outside Advisors

In the case of non-arm’s length transactions or other circumstances where a member or members of the Board may have or appear to have a conflict of interest with the Company, prudent corporate practice dictates that the interested member declare his interest and refrain from voting on the matter and in certain circumstances, the Board may strike a committee of independent directors to review and to make recommendations in respect of the proposed transaction.  Although no formal policy is in place with respect to the retention of outside advisors, any individual director and any independent committee of the Board may request the engagement of an outside advisor where the director or the committee believes it is appropriate to do so.  Management regularly consults with independent advisors in respect of technical, operational matters and the maintenance of industry best practices, including AMEC  E&C Services, MPH Consulting, Lakefield Research Limited, Malcolm McCallum, Diamond Trading N.V., and Behre Dolbear and Company, and the advice and reports of these consultants are also provided to the Board.

Shareholder Communications

The Company regularly communicates with its shareholders and the investment committee through its quarterly reports, annual report and news releases as appropriate from time to time and through the Company’s website, which is updated on a regular basis.  Shareholder communication is primarily the responsibility of the Chief Executive Officer of the Company, assisted by the Company’s investor relations person who is employed at the Company’s executive offices.  Enquiries from shareholders and others are referred to the appropriate corporate officer for consideration and are responded to promptly.

SHAREHOLDER RIGHTS PLAN

The Company adopted a shareholder rights plan (the “Rights Plan”) effective November 17, 2000, which was confirmed by the Company’s shareholders at a meeting held on March 15, 2001.  The Rights Plan will be in effect until the 2011 annual meeting of shareholders of the Company unless terminated by the Board of Directors prior to such meeting.  The following is a summary of the Rights Plan and is qualified in its entirety by the Rights Plan set forth in the Shareholder Rights Plan Agreement made as of November 17, 2000 between the Company and Equity Transfer Services Inc., a copy of which is available from the Company upon request.

Under the Rights Plan, a right to purchase one Common Share of the Company (a “Right”) was issued for each outstanding Common Share of the Company as at November 17, 2000. In addition, a Right will be issued for each Common Share issued subsequent to November 17, 2000 and prior to the time of separation (the “Separation Time”) of the Rights.  Prior to the Separation Time, Rights will be evidenced by the corresponding Common Share certificate and will trade only with the corresponding Common Shares.  The Rights will separate from the Common Shares and become exercisable 10 business days following an announcement that a person has acquired ownership of 20% or more of the Company’s Common Shares (and thereby become an “Acquiring Person”) or has commenced a takeover bid for the Company’s Common Shares, other than, in each case, pursuant to a “Permitted Bid”, a “Competing Permitted Bid” or other transaction approved by the Board of Directors of the Company.  Upon a person becoming an Acquiring Person (other than by means of a “Permitted Bid”, a “Competing Permitted Bid” or other approved transaction), then holders of Rights, other than the Acquiring Person and certain persons connected to the Acquiring Person, may exercise the Rights to purchase Common Shares at a 50% discount to the then prevailing market price for the Common Shares, with the number of Common Shares purchasable per Right being equal to the number obtained by multiplying the exercise price of the Rights ($20) by two and dividing the product so obtained by the then prevailing market price.  In certain circumstances, the Rights may be redeemed by the Company at a price of $0.00001 per Right.  Also, the Board of Directors has discretion to waive the application of the Rights Plan.

Under the Rights Plan, a “Permitted Bid” is a takeover bid made by a holder of 5% or less of the outstanding Common Shares of the Company to all shareholders of the Company for all Common Shares, which bid must be open for acceptance for a minimum of 60 days, be accepted by holders of not less than 50% of the outstanding Common Shares of the Company, excluding Common Shares owned by the offeror and certain related parties and which if so accepted, must be extended for a further 10 days to allow other shareholders to tender to the bid.  A “Competing Permitted Bid” is a takeover bid made while a Permitted Bid is ongoing and which satisfies all of the Rights Plan’s criteria for a Permitted Bid, except that a Competing Permitted Bid need only be open for acceptance until the later of the 60th day after the earliest Permitted Bid then in existence was commenced and 21 days after the Competing Permitted Bid was made.

BUSINESS OF THE MEETING

ELECTION OF DIRECTORS

The Articles of the Company provide that the Board of Directors will consist of a minimum of one and a maximum of fifteen directors. The Board of Directors presently consists of five directors and it is intended to elect five directors for the ensuing year.

The term of office of each of the present directors expires at the Meeting.  The persons named in the form of proxy accompanying this Information Circular intend to vote for the election of the nominees whose names are set forth below, unless the shareholder of the Company who has given such proxy has directed that the Common Shares represented by such proxy be withheld from voting in respect of the election of directors of the Company. Management does not contemplate that any of the nominees will be unable to serve as a director of the Company for the ensuing year; however, if that should occur for any reason prior to the Meeting or any adjournment thereof, the persons named in the form of proxy accompanying this Information Circular have the right to vote for the election of the remaining nominees and may vote for the election of a substitute nominee in their discretion.  Each director elected will hold office until the next annual meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the by-laws of the Company.

The following table sets forth certain information regarding nominees, their position with the Company, their principal occupation or employment, the dates upon which the nominees became directors of the Company and the number of Common Shares beneficially owned by them, directly or indirectly, or over which control or direction is exercised, as at the date hereof:

Name, Position and Country of Residence	Principal Occupation or Employment	Director of the Company since	Voting securities beneficially owned or controlled (1)
Hermann Derbuch, P.Eng. Chairman, President and Chief Executive Officer Oakville, Ontario, Canada	Chairman, Chief Executive Officer (C.E.O.) and President of the Company and Voisey Bay Resources Inc.	December 3, 1996	951,268
James K. Gray, O.C. (2) Director, Calgary, Alberta, Canada	Founder and former Chairman, Canadian Hunter Exploration Ltd. (an oil and gas company)	March 15, 2000	2,364,406
Gerard E. Munera Director, Greenwich, Connecticut, United States of America	Managing Partner, Synergex Group LLC, (a holding entity, which controls Arcadia Inc.); Chairman – Compania Minera Zamora SA (a gold mining company); and Director – Nevsun Ltd. (a gold exploration company)	January 26, 2001	25,500
Robert Pendreigh, P. Eng. Director, (2) West Vancouver, British Columbia, Canada	Technical Consultant and former Senior Vice-President, AMEC (an engineering consulting company), and General Manager of its mining division.	May 1, 1999	210,000
Alfred Powis, O.C. (2) Director, Toronto, Ontario, Canada	Corporate Director, Inmet Mining Corporation, Denison Mines Limited	March 8, 1999	1,312,897

(1)

The information as to the number of voting securities beneficially owned, directly or indirectly, or over which control or direction is exercised has been furnished by the respective nominee.

(2)

Members of the Audit Committee of the Board of Directors of the Company.

APPOINTMENT OF AUDITOR

The auditor of the Company is PricewaterhouseCoopers LLP, Chartered Accountants, of Toronto, Ontario. PricewaterhouseCoopers LLP, Chartered Accountants, (including its predecessor) has been the auditor of the Company since 1988. Unless authority to do so is withheld, the persons named in the form of proxy accompanying this Information Circular intend to vote for the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as the auditor of the Company, to hold such office until the close of the next annual meeting of the shareholders of the Company or until its successor is appointed and to authorize the directors of the Company to fix the remuneration of the auditor of the Company.

FUTURE PRIVATE PLACEMENTS

The Meeting has also been called in part to consider and, if thought fit, to authorize the Company to issue from time to time during the period ending one year from the date of shareholder approval, up to 80,079,344 Common Shares by way of one or more private placements.

From time to time, the Company investigates opportunities to raise financing on advantageous terms, including by means of private placement transactions. It is the policy of the Toronto Stock Exchange (the “Exchange”) that the number of shares issued or made subject to issuance (i.e. common shares which are issuable upon the exercise of warrants or options or upon conversion of convertible securities) pursuant to private placement transactions during any six-month period must not exceed 25% of the number of Common Shares outstanding (on a non-diluted basis) prior to giving effect to such transactions, unless shareholder approval to such transactions has been obtained.

The approval of shareholders is being sought at the Meeting in order to provide the Board of Directors of the Company with the flexibility to pursue financing opportunities as they arise and to avoid the expense and delays arising from the calling and holding of special meetings of shareholders to consider specific proposed issuances of securities by way of private placement.  Any private placements completed by the Company in reliance on this approval by shareholders will be with parties dealing substantially at arm’s length with the Company and will not materially affect control of the Company.  Securities of the Company will be issued at such prices and upon such terms and conditions as the Board of Directors may from time to time deem advisable and will be subject to the prior approval of the Exchange.  In addition, the price per Common Share to be issued will not be lower than the closing market price of the Common Shares on the Exchange on the trading day prior to the date on which notice of the proposed private placement is provided to the Exchange (the “Market Price”), less the applicable discount as follows:

Market Price

Maximum Discount Therefrom

$0.50 or less

25%

$0.51 to $2.00

20%

Above $2.00

15%

For this purpose, a private placement of convertible securities is deemed to be a private placement of the underlying Common Shares at an issue price equal to the lowest possible price at which the securities are convertible into Common Shares by the holders thereof.

Shareholders will be asked to approve the following resolution:

“RESOLVED THAT the Company be hereby authorized from time to time during the period of one year following the date hereof, to issue up to 80,079,344 Common Shares by way of one or more private placements, with such shares to be issued at such prices and upon such terms and conditions as the Board of Directors of the Company may from time to time deem advisable”.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Meeting.  Unless a choice is otherwise specified, it is intended that the Common Shares represented by proxies hereby solicited will be voted for the resolution.  In the event that such approval is not obtained, then the Company may be required to obtain shareholder approval in the future in order to complete a private placement or alternatively, certain private placements may not proceed.

AMENDMENT TO THE STOCK OPTION PLAN

The Meeting has been called in part, to consider and if thought appropriate, to approve an amendment to the Company’s Stock Option Plan (the “Plan”) to increase the number of Common Shares issuable thereunder.  The Plan was established by the Company to assist in attracting, retaining and motivating its directors, officers, employees and service providers by providing an opportunity to participate in the growth and development of the Company by providing them with the opportunity, through share options, to acquire a proprietary interest in the Company.  The Board of Directors is authorized to issue options to acquire Common Shares at such prices as the Board may determine, provided however that the option exercise price may not be less than the “market price” of the Company’s Common Shares at the time of the grant.  “Market price” generally means the closing price of the Company’s Common Shares on the Toronto Stock Exchange on the last trading day prior to the grant of the option.

Options granted under the Plan must expire no later than 5 years after the date of grant and are not transferable or assignable other than by will or other testamentary instrument or the laws of succession.  If a participant under the Plan is dismissed for cause, all unexercised options of the participant immediately terminate.  If a participant under the Plan ceases to be a director, officer or employee of, or a service provider to, the Company, each option held by such participant will cease to be exercisable 30 days thereafter.  If a participant under the Plan dies, the legal representative of the participant may exercise the participant’s options for a period of 6 months following the date of the participant’s death, but only up to the original option expiry date.  The Plan provides that the number of Common Shares reserved for issuance pursuant to options granted thereunder to insiders of the Company, may not exceed 10% of the number of Common Shares outstanding at the relevant time, that the number of Common Shares issued pursuant to options exercised by insiders of the Company within a one-year period may not exceed 10% of the outstanding Common Shares and that the number of Common Shares issuable pursuant to options granted thereunder to any one insider and such insider’s associates within a one-year period may not exceed 5% of the outstanding Common Shares at the relevant time.

At the time the Plan was established, 5,000,000 Common Shares were initially reserved for issuance under the Plan.  In March 2000, shareholders approved an amendment to the Plan to increase the number of Common Shares reserved thereunder by 2,500,000 to 7,500,000.  It is currently proposed to amend the Plan to increase the aggregate number of shares issuable under the Plan by an additional 1,500,000 Common Shares, from 7,500,000 to 9,000,000 Common Shares.

The Company does not intend to provide financial assistance in connection with the exercise of options under the Plan.

Currently, the Company has options outstanding under the Plan to purchase 4,550,000 Common Shares at exercise prices ranging from $0.32 to $0.65 per share.  Options to purchase a total of 2,350,000 Common Shares have previously been exercised under the Plan.  The proposed amendment would make 2,100,000 Common Shares available for future grants under the Plan as set forth in the table below:

Common Shares currently reserved:	7,500,000
Common Shares previously issued on exercise of options:	2,350,000
Common Shares reserved for issue pursuant to outstanding options:	4,550,000
Common Shares available for future options:	600,000
Proposed Increase in Common Shares reserved:	1,500,000
Common Shares available for Options after Proposed Increase:	2,100,000

The Board of Directors of the Company approved the amendment to the Plan on February 5, 2003.  The rules of the Toronto Stock Exchange require that the amendment to the Plan be approved by a majority of the votes cast in respect thereof at the Meeting.  Unless a choice is otherwise specified, it is intended that the Common Shares represented by the proxies hereby solicited will be voted for the following resolution:

“RESOLVED THAT the amendment to the Company’s Stock Option Plan (the “Plan”) to reserve, set aside and allot an additional 1,500,000 Common Shares pursuant to the terms of the Plan, is hereby authorized and approved.”

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Company, no insider of the Company, proposed nominee for election as a director or any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transactions in which the Company has participated since January 1, 2002 or in which the Company proposes to participate, that has materially affected or will materially affect the Company or its affiliates.

GENERAL

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth herein.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

Information contained herein is given as of the 5th day of February, 2003, except as otherwise noted. The content and sending of this Information Circular has been approved by the Board of Directors of the Company.

DATED at Toronto, Ontario, this 5th day of February, 2003.

By Order of the Board of Directors

/s/ Hermann Derbuch

Hermann Derbuch
Chairman, President and

Chief Executive Officer